Exhibit 10.41

SECOND AMENDED AND RESTATED LANDLORD CONSENT

TO SUB-SUBLEASE

This Second Amended and Restated Landlord Consent To Sub-Sublease (the “Consent Agreement”) is entered into as of this 30 day of June, 2003 by and among Wellesley Gateway LLC, a Massachusetts limited liability company (“Wellesley Gateway”), Harvard Pilgrim Health Care, Inc., a Massachusetts corporation (“Sublessor”) and Coley Pharmaceutical Group, Inc., a Delaware corporation (“Sublessee”).

RECITALS:

A.	Wellesley Gateway, as tenant, and The Commonwealth of Massachusetts, Acting by and Through its Division of Capital Planning and Operations (“The Commonwealth”), as landlord, are parties to that certain Ground Lease dated as July 23, 1998 (the “Ground Lease”), which Ground Lease demises a certain parcel of land commonly known as 93 Worcester Street, Wellesley, Massachusetts and the improvements thereon (the “Premises”) to Wellesley Gateway.

Wellesley Gateway, as landlord, and Sublessor, as tenant, are parties to that certain Indenture of Lease dated as of March 31, 1998 and amended by that certain First Amendment to Indenture of Lease dated as of May 24, 2002 (as amended, the “Prime Lease”), which Prime Lease demises the Premises to Sublessor.

B.	Sublessor and Sublessee have entered into (or are about to enter into) that certain Second Amendment to Sublease agreement dated June 30, 2003 (the “Second Amendment”) which amends that certain sublease agreement dated March 8, 2001, as amended by that certain First Amendment to Sublease dated February 21, 2003 (the “Original Sublease” and the Original Sublease as amended by the Second Amendment is referred to herein as the “Sublease Agreement”). The Second Amendment and the Original Sublease are attached hereto as Exhibit A. Pursuant to the Sublease Agreement, Sublessor has agreed to sub-sublease to Sublessee approximately 18,522 square feet of rentable area on the 1st floor (the “Sublet Premises”) of the corporate headquarters building (the “Building”) located on the Premises. The Sublet Premises are substantially as shown by the diagonal marking on Exhibit A-1 to the Sublease Agreement.

C.	Wellesley Gateway, Sublessor and Sublessee previously entered into an Amended and Restated Landlord Consent to Sub-Sublease dated February 21, 2003 (the “Original Consent”) whereby Wellesley Gateway consented to the Original Sublease upon the terms and conditions set forth in the Original Consent.

D.	Sublessor and Sublessee have requested the consent of Wellesley Gateway to the Second Amendment to Sublease Agreement.

E.	Wellesley Gateway has agreed to give such consent upon the terms and conditions contained in this Consent Agreement.

NOW THEREFORE, in consideration of the foregoing preambles which by this reference are incorporated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Wellesley Gateway hereby consents to the Sublease Agreement subject to the following terms and conditions, all of which are hereby acknowledged and agreed to by Sublessor and Sublessee:

1.	Sublease Agreement. Sublessor and Sublessee hereby represent that a true and complete copy of the Sublease Agreement is attached hereto and made a part hereof as Exhibit A.

2.	Representations. Sublessor hereby represents and warrants that Sublessor (i) has full power and authority to sublease the Sublet Premises to Sublessee, (ii) has not transferred or conveyed its interest in the Prime Lease to any person or entity collaterally or otherwise, and (iii) has full power and authority to enter into the Sublease Agreement and this Consent Agreement. Sublessee hereby represents and warrants that Sublessee has full power and authority to enter into the Sublease Agreement and this Consent Agreement.

3.	Indemnity and Insurance. Sublessee hereby assumes, with respect to Wellesley Gateway, the insurance and indemnity obligations of the Sublessor under the Prime Lease, provided that the insurance carried by Sublessee may be in the amounts specified in the Sublease Agreement. The foregoing sentence shall not be construed as relieving or releasing Sublessor from any insurance or indemnity obligations under the Prime Lease.

4.	No Release. Nothing contained in the Sublease Agreement or this Consent Agreement shall be construed as relieving or releasing Sublessor from any of its obligations under the Prime Lease, it being expressly understood and agreed that Sublessor shall remain liable for such obligations notwithstanding anything contained in the Sublease Agreement, or in this Consent Agreement, or any subsequent assignment(s), sublease(s) or transfer(s) of the interest of the tenant under the Prime Lease. Sublessor shall be responsible for the collection of all rent due it from Sublessee, and for the performance of all the other terms and conditions of the Sublease Agreement, it being understood that Wellesley Gateway is not a party to the Sublease Agreement and, notwithstanding anything to the contrary contained in the Sublease Agreement, Wellesley Gateway is not bound by any terms or provisions contained in the Sublease Agreement or obligated to Sublessor or Sublessee for any of the duties and obligations contained therein.

5.	Excess Rent. Notwithstanding anything to the contrary herein contained, Sublessor shall pay to Wellesley Gateway 50% of all “profit” which Sublessor receives from Sublessee under the Sublease Agreement. For the purposes hereof, “profit” shall be defined as the excess of (i) all amounts paid by Sublessee to Sublessor pursuant to the Sublease Agreement, including, without limitation, rental payments and payments on account of other charges, over (ii) the rental due or becoming due from Sublessor to Wellesley Gateway pursuant to the Prime Lease from and after the effective date of the Sublease Agreement (pro rated over the Sublet Premises) together with any expense incurred by Sublessor in making the space suitable for Sublessee. Sublessor shall pay Wellesley Gateway such excess within 30 days after Sublessor’s receipt thereof, subject to adjustment at the time that the actual amount of operating costs and expenses for the calendar year in question is determined (the parties hereby acknowledging that the rent in respect of the Sublet Premises includes estimated amounts on account of operating expenses due by Sublessor to Wellesley Gateway under the Prime Lease).

6.	No Transfer. Sublessee shall not further sublease the Sublet Premises, assign its interest as the Sublessee under the Sublease Agreement or otherwise transfer its interest in the Sublet Premises or the Sublease Agreement to any person or entity without the written consent of Wellesley Gateway or The Commonwealth, if necessary, which consent the parties may withhold in their sole discretion.

7.	Prime Lease and Ground Lease. In no event shall the Sublease Agreement or this Consent Agreement be construed as granting or conferring upon the Sublessor or the Sublessee any greater rights than those contained in the Prime Lease and the Ground Lease nor shall there be any diminution of the rights and privileges of Wellesley Gateway under the Prime Lease or The Commonwealth under the Ground Lease. Notwithstanding anything to the contrary contained in the Sublease Agreement, the Sublease Agreement is and shall remain subject and subordinate in all respects to each and every term of the Ground Lease and the Prime Lease. Without limiting the scope of the preceding sentence, any construction or alterations, including signage, performed in or to the Sublet Premises shall be performed with the prior written approval of Wellesley Gateway, which approval may be made or withheld in the sole discretion of Wellesley Gateway, and shall be performed in accordance with the requirements of both the Prime Lease and the Ground Lease (including, without limitation, any requirement to obtain consent of The Commonwealth) and in accordance with the rules and regulations set forth on Exhibit B hereto and such other reasonable rules and regulations that may be established by Wellesley Gateway from time to time. Nothing in this Consent Agreement shall be deemed to constitute Wellesley Gateway’s approval of any alterations or signage set forth in the Sublease Agreement.

8.

Attornment to Wellesley Gateway. If the Prime Lease or Sublessor’s right to possession thereunder terminates for any reason prior to expiration of the Sublease Agreement, Sublessee agrees, at the election of Wellesley Gateway, to attorn to Wellesley Gateway upon the then executory terms and conditions of the Sublease Agreement for the remainder of the term of the Sublease Agreement. If Wellesley Gateway does not so elect, the Sublease Agreement and all rights of Sublessee in the Sublet Premises shall terminate upon the date of termination of the Prime Lease or Sublessor’s right to possession thereunder.

9.	Attornment to The Commonwealth. If, for any reason prior to expiration of the Sublease Agreement: (i) the Prime Lease or Sublessor’s right to possession thereunder terminates, and (ii) the Ground Lease or Wellesley Gateway’s right to possession thereunder has previously terminated, Sublessee agrees, at the election of The Commonwealth, to attorn to The Commonwealth upon the then executory terms and conditions of the Sublease Agreement for the remainder of the term of the Sublease Agreement. If The Commonwealth does not so elect, the Sublease Agreement and all rights of Sublessee in the Sublet Premises shall terminate upon the date of termination of the Prime Lease or Sublessor’s right to possession thereunder.

10.	Amendments. Sublessee and Sublessor shall not modify, supplement or amend the Sublease Agreement without the written consent of Wellesley Gateway.

11.	Prime Lease. As between Wellesley Gateway and Sublessor, (i) this Consent Agreement shall not release Sublessor from any existing or future duty, obligation or liability to Wellesley Gateway pursuant to the Prime Lease; (ii) this Consent Agreement shall not change, modify or amend the Prime Lease in any manner; and (iii) the Prime Lease remains in full force and effect. Notwithstanding the generality of the foregoing, this Consent Agreement expressly shall not absolve Sublessor from any requirement set forth in the Prime Lease that Sublessor obtain Wellesley Gateway’s prior written approval of any additional subleases, assignments or other dispositions of its interest in the Prime Lease or the demised premises (as defined in the Prime Lease).

12.	Relationship of the Parties. Neither the Prime Lease, the Sublease Agreement nor this Consent Agreement shall be deemed, nor are such documents intended, to grant to Sublessee any rights against Wellesley Gateway. Notwithstanding anything to the contrary contained in the Sublease Agreement, Sublessee hereby acknowledges and agrees that its sole remedy for any alleged or actual breach of Sublessee’s rights in connection with the Sublease Agreement shall be solely against Sublessor.

13.	Broker’s Fee. Sublessor and Sublessee agree to indemnify and hold Wellesley Gateway harmless from and against any loss, cost, expense, damage or liability, including reasonable attorneys’ fees, incurred as a result of a claim by any person or entity that it is entitled to a commission, finder’s fee or like payment in connection with the Sublease Agreement.

14.	Counterparts. This Consent Agreement may be executed in counterparts and shall constitute an agreement binding on all parties notwithstanding that all parties are not signatories to the original or the same counterpart provided that all parties are furnished a copy or copies thereof reflecting the signature of all parties.

15.	Approval of Prime Landlord. To be binding upon Wellesley Gateway, any approval or consent of Prime Landlord (as defined in the Sublease Agreement) required pursuant to the Sublease Agreement shall be in writing.

16.	Original Consent. The Original Consent is amended and restated in its entirety by this Consent Agreement.

IN WITNESS WHEREOF, Wellesley Gateway, Sublessor and Sublessee have executed this Consent Agreement as of this      day of June, 2003.

Signed and acknowledged: in the presence of:	WELLESLEY GATEWAY: WELLESLEY GATEWAY LLC, a Massachusetts limited liability company

	By:	TDC Holding Corp., a Massachusetts corporation, its Manager

		By:	/s/ RONALD M. DRUKER
		Name:	Ronald M. Druker
		Title:	President

SUBLESSOR:

HARVARD PILGRIM HEALTH CARE, INC., a Massachusetts corporation

	By:	/s/ HAROLD E. PUTNAM, JR.
	Name:	Harold E. Putnam, Jr.
	Title:	Vice President Finance and Treasurer

SUBLESSEE:

COLEY PHARMACEUTICAL GROUP, INC., a Delaware corporation

	By:	/s/ ROBERT FORRESTER
	Name:	Robert Forrester
	Title:	SVP